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Exhibit 3.61

ARTICLES OF INCORPORATION Form 1 (Part 1A of the Companies Act)

1	Corporate name or number
LES MATÉRIAUX CASCADES INC.

2	Judicial district of Québec where the company has its head office	3	Description of share capital	4	Exact number or maximum and minimum no. of directors
Trois-Rivières		$1,000,000 divided into 8,000 common shares at $100 each and 2,000 preferred shares at $100 each		3

5	Restrictions on transfers of shares, if any
See Schedule 1

6	Restrictions on its activities, if any
N/A

7	Other provisions
See Schedule 2

8	Founders
Surname and first name	Address including postal code (if a corporation, indicate the head office and incorporating statute)	Profession	Signature of each founder (if a corporation, signature of authorized person)
PAPIER CASCADES INC.	Kingsey Falls, Québec J0A 1B0 (Québec law)	Company	Papier Cascades Inc. Per:

If insufficient space, attach a schedule

Reserved for the Department			File Number 1645-7459
Filed 80/06/30 Director of Companies, Québec
[GRAPHIC] DAB MULTIMEDIA

Government of Québec
 Inspector General of
Financial Institutions

Form 5 ARTICLES OF AMENDMENT Companies Act Part 1A

1.	Corporate name or number
MATÉRIAUX CASCADES INC.

2.	The articles of the company are amended as follows:
Number of directors:
Minimum: 1 Maximum: 10

3.	Effective date, if different from the date of filing (see instructions)	4.	Corporate name (or number) prior to the amendment, if different from that mentioned in Box 1

Authorized signature (signed)		Position of signatory: Director

Reserved for the administration			1645-7459
Government of Québec Filed October 7, 1993
Inspector General of Financial Institutions

Government of Québec
 Inspector General of
Financial Institutions

Form 5 ARTICLES OF AMENDMENT Companies Act Part 1A

1.	Corporate name or number
MATÉRIAUX CASCADES INC.

2.	The articles of the company are amended as follows:

5.	Effective date, if different from the date of filing (see instructions)	6.	Corporate name (or number) prior to the amendment, if different from that mentioned in Box 1
LES MATÉRIAUX CASCADES INC.

Authorized signature (signed)		Position of signatory: Secretary

Reserved for the administration			1645-7459
Government of Québec Filed May 12, 1990
Inspector General of Financial Institutions

Schedule 1

A) COMMON SHARES

The holders of common shares shall be entitled:

a)
To one vote for each common share held by them at all meetings of shareholders.

b)
To receive the remaining property of the Company after dissolution.

B) PREFERRED SHARES

a)
The holders of preferred shares shall be entitled to receive a fixed, preferential, non-cumulative dividend of ten percent (10%) per year on the paid-up amount; the dividend shall be payable as and when the directors may determine;

b)
The holders of preferred shares shall not be entitled to vote at meetings of shareholders, nor to receive notices of meetings or attend same;

c)
The preferred shares shall be redeemable at the option of the Company on thirty (30) days' written notice at a price that shall include the paid-up amount as well as declared but unpaid dividends. If partial, the redemption shall be made in proportion to the number of preferred shares held by all of the shareholders, regardless of fractional shares;

d)
The Company may, without notice, when it deems appropriate, purchase by private agreement all or part of the preferred shares then issued, at the best possible price. Any partial purchase shall be made on a proportionate basis as indicated above or in any other acceptable manner unanimously agreed to by the holders of the preferred shares outstanding.

Schedule 2

OTHER PROVISIONS

The directors may, when they deem appropriate:

        Borrow funds on the credit of the Company.

        Issue debentures or other securities of the Company and pledge them as security or sell them for the price and sum deemed appropriate.

        Notwithstanding the provisions of the Civil Code, hypothecate, mortgage or pledge the movable and immovable property of the Company, present and future, to guarantee the payment of such debentures or other securities, or give only partial security for the same purposes; and constitute the hypothec, mortgage or pledge mentioned above by trust deed, in accordance with Sections 23 and 24 of the Special Corporate Powers Act (Revised Statutes, 1964 Chapter 275), or otherwise;

        Hypothecate or mortgage immovables, or pledge or otherwise charge the movable property of the Company, or grant these various types of guarantee to secure the payment of borrowings made otherwise than by the issuance of debentures, as well as the payment or performance of other debts, contracts and undertakings of the Company.

It is ordered and declared that:

  —
  All public offerings of the securities of the Company are prohibited;

  —
  The number of shareholders shall be limited to fifty;

  —
  The shares may not be sold, given, disposed of, exchanged or transferred in any manner whatsoever, except in the event of death, unless they have been previously offered to the duly registered holders of the shares of the Company in proportion to the number of shares already held in the distributed share capital of the Company.

a)
In the event one of the shareholders fails to avail himself of such right and benefit, his share shall accrue to the other holders in proportion to the shares held by them;

b)
The offer to sell shall be made to the Secretary of the Company, in writing, and the Secretary of the Company shall, within sixty (60) days, inquire with the other shareholders whether they intend to purchase the shares offered; such sixty (60)-day period shall be computed from the date the written offer of sale is received by the Secretary.

c)
The price defined for the shares shall not be greater than the price determined by the auditors of the Company in the last balance sheet of the Company, without taking goodwill into account.

d)
The foregoing provisions may be waived with respect to a transfer of shares provided the holders of at least seventy-five percent (75%) of the distributed shares consented thereto in writing.

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  Exhibit 3.61